UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 8, 2009

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-14680	06-1047163
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification number)

500 Kendall Street, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code:

(617) 252-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2009, the Board of Directors of Genzyme Corporation (the “Company”) increased the number of directors of the Company from eight to nine and appointed Robert J. Bertolini as director. Mr. Bertolini’s appointment to the Board is effective December 8, 2009 and his term will expire at the Company’s 2010 Annual Meeting of Shareholders.  The Company has not yet determined the committee or committees on which Mr. Bertolini will serve.

Mr. Bertolini will receive the following compensation for his services as a director:  (1) an annual retainer of $40,000, paid quarterly; (2) a cash payment of $2,500 for each Board meeting and $1,500 for each committee meeting attended; and (3) an annual grant of stock options to purchase 7,125 shares of the Company’s common stock and restricted stock units for 2,375 shares of the Company’s common stock, which are granted on the date of the annual shareholders meeting and vest on the date of the next annual shareholders meeting.  Mr. Bertolini received a pro-rated annual retainer for 2009 and was granted stock options to purchase 7,125 shares of the Company’s common stock and restricted stock units for 2,375 shares of the Company’s common stock on December 8, 2009, which will vest at the 2010 Annual Meeting of Shareholders.  Mr. Bertolini is eligible to defer all or a part of his cash compensation under the Company’s Directors Deferred Compensation Plan.

The Company issued a press release announcing Mr. Bertolini’s appointment on December 8, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENZYME CORPORATION

Dated: December 14, 2009	By:	/s/ Peter Wirth
Peter Wirth
Executive Vice President, Legal and Corporate Development